Exhibit 10(h)




                             PRELIMINARY AGREEMENT





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                    KIDDIE ACADEMY FRANCHISING SYSTEMS, INC.
                             PRELIMINARY AGREEMENT


         THIS PRELIMINARY AGREEMENT (this "Agreement") is made and entered into
on                  , 1996 by and between KIDDIE ACADEMY FRANCHISING SYSTEMS,
INC., a Maryland corporation with its principal offices at Kiddie Academy Corporate Center, 108 Wheel Road, Bel Air, Maryland 21015 ("Kiddie Academy"), and
                           , whose principal address is
                                 ("Applicant").

         WHEREAS, Kiddie Academy licenses a system (the "Kiddie Academy System") relating to the establishment, development and operation of child care learning centers known as Kiddie Academy Centers;

         WHEREAS, Kiddie Academy licenses the use of the trademark and service mark "Kiddie Academy Child Care Learning Centers" and such other trade names, trademarks and service marks as are now, or may later be, designed as part of the Kiddie Academy System (the "Marks");

         WHEREAS, Applicant has applied to Kiddie Academy for a franchise to operate a Kiddie Academy Center utilizing the Kiddie Academy System and the Marks within the following designated area (the "Designated Area"):

and Kiddie Academy has accepted that application in reliance upon the representations made in it; and

         WHEREAS, Applicant wishes to avail itself of Kiddie Academy's expertise in locating an acceptable site and securing financing prior to executing a Franchise Agreement.

         NOW THEREFORE, the parties mutually agree as follows:

Section 1.                  APPLICANT'S DUTY TO LOCATE SITE

         Applicant will use its best efforts to seek and select a location within the Designated Area acceptable to Kiddie Academy for the operation of a Kiddie Academy Center. The final site will be subject to the approval of both Applicant and Kiddie Academy, which approval shall not be unreasonably withheld or delayed.



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Section 2.                  ASSISTANCE BY KIDDIE ACADEMY

         Kiddie Academy will use its reasonable efforts to assist Applicant in its location of a site and in securing third-party financing by:

         a. Loaning to Applicant a Business Resource Packet which contains a sample business plan, an initial list of lenders and financial brokers, and a sample loan application;

         b. Loaning to Applicant a Site Approval Resource Packet which contains, among other items, Kiddie Academy's site specifications and background information, a sample real property lease, and instructions for preparing a trade area study;

         c. Providing a consultation between Applicant and Kiddie Academy's staff prior to the commencement of Applicant's search for an acceptable site and its application for financing. The consultation will be held, at Applicant's option, at Kiddie Academy's Corporate Headquarters in Bel Air, Maryland, in which event all of Applicant's travel, lodging and food expenses will be paid for by Applicant, or by telephone. The consultation will be scheduled according to the availability of Kiddie Academy's personnel;

         d. Consulting with Applicant on an as-needed basis throughout the term of this Agreement for purposes of assisting Applicant in determining the availability and feasibility of prospective sites within the Designated Area and in obtaining third-party financing;

         e. Inspecting prospective sites after Kiddie Academy's initial screening of proposed locations; and

         f. Assisting in the negotiation of the lease or sales agreement for the location mutually agreed upon by Applicant and Kiddie Academy.

Section 3.                  APPROVAL BY KIDDIE ACADEMY

         Prior to Kiddie Academy's approval of a site, Applicant will submit to Kiddie Academy (a) evidence of having secured financing sufficient to meet the minimum financial requirements outlined in Item 7 of Kiddie Academy's Uniform Franchise Offering Circular previously provided to Applicant; and (b) a written proposal consisting of a description of the proposed site, a trade area study and competition survey prepared by Applicant in accordance with Kiddie Academy's specifications, and a letter of intent or other evidence satisfactory to Kiddie Academy confirming Applicant's intent to obtain the proposed site. Kiddie Academy will provide Applicant with written notice of its approval or disapproval of the proposed site within fifteen (15) days after receiving Applicant's complete written proposal. Applicant must receive Kiddie Academy's prior written approval of a proposed site before entering into a lease or purchase agreement for such site. Kiddie Academy's approval of a final location will be made on the basis that it meets Kiddie Academy's

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standards for general location and neighborhood, traffic patterns, size, layout and other physical characteristics, rental, lease terms including duration, and general conditions for use as a Kiddie Academy Center. Kiddie Academy's approval of a site will not constitute a judgment as to the relative desirability of that location in comparison to other locations and will in no way be deemed a judgment or guaranty by Kiddie Academy of the expected success or profitability of such site.

Section 4.               LEASE

         Kiddie Academy agrees to expend time and effort and to incur expenses as may reasonably be required to help locate and approve a site as described in paragraph 1 above and to assist in the negotiation of the lease or purchase of a location jointly approved by the Applicant and Kiddie Academy. The Applicant and Kiddie Academy will jointly approve the lease or purchase agreement before its execution by Applicant. Any lease entered into by Applicant as contemplated by this Agreement will contain those provisions that are required by Kiddie Academy's standard form of Franchise Agreement. Applicant hereby acknowledges that the lease or purchase contract of any site approved by Kiddie Academy is likely to be subject to contingencies such as Applicant's ability to obtain licensing, zoning approvals or a building permit. The ability to satisfy such contingencies is solely the responsibility of Applicant and in no way will Kiddie Academy be responsible for Applicant's failure to satisfy any or all of such contingencies.


Section 5.               COLLATERAL ASSIGNMENT

         Applicant will execute a collateral assignment of Applicant's lease, in a form prescribed by Kiddie Academy, to secure the franchisee's obligations to Kiddie Academy under the terms of the Franchise Agreement.

Section 6.               PRELIMINARY AGREEMENT FEE

         In consideration of Kiddie Academy entering into this Agreement, Applicant, at the execution of this Agreement, has paid to Kiddie Academy the amount of Twelve Thousand Five Hundred Dollars ($12,500.00) (the "Preliminary Agreement Fee"). The Preliminary Agreement Fee is deemed fully earned upon its receipt by Kiddie Academy, and is non-refundable, except as otherwise set forth in Section 7 below. In the event that Applicant enters into a Franchise Agreement, as contemplated by Section 8 below, then upon the commencement of the initial term of the Franchise Agreement, the Preliminary Agreement Fee will be credited, in full, against the Franchise Fee payable under that agreement.


Section 7.               TERMINATION/REFUND OF PRELIMINARY AGREEMENT FEE


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                         PRIOR TO EXECUTION OF LEASE OR PURCHASE CONTRACT

         a. Applicant may, for any reason, withdraw the application for a franchise to operate a Kiddie Academy Center and request Kiddie Academy's mutual agreement to the termination of this Agreement. This request must be in writing and must be made prior to the execution by Applicant of a lease or purchase contract for Applicant's Kiddie Academy Center. Kiddie Academy will agree to Applicant's request for termination, provided that Kiddie Academy may condition its agreement on the execution by Applicant of a mutual general release, in a form prescribed by Kiddie Academy, of any and all claims against Kiddie Academy and its affiliates, and their respective officers, directors, agents, and employees. Upon such termination, Kiddie Academy will refund Applicant the Preliminary Agreement Fee less the sum of Seven Thousand Five Hundred Dollars ($7,500.00) to cover Kiddie Academy's lost or deferred opportunity costs. In addition, Kiddie Academy's expenses will be deducted from the Preliminary Agreement Fee, which expenses shall include, but not be limited to, the airfare, travel, food and lodging expenses incurred by Kiddie Academy's employees in locating or approving a site on Applicant's behalf, and the payroll expenses of such employees.

         b. Kiddie Academy may, in its sole discretion, terminate this Agreement for any reason by written notice to Applicant at any time before Applicant executes a lease or purchase contract for Applicant's Kiddie Academy Center. Upon such termination, Kiddie Academy will refund to Applicant the entire amount of the Preliminary Agreement Fee.

         c. Following Applicant's execution of a lease or purchase contract for Applicant's Kiddie Academy Center, this Agreement may not be terminated by Kiddie Academy or Applicant and all fees and other amounts paid by Applicant to Kiddie Academy will be deemed fully earned by Kiddie Academy and non-refundable, in consideration of administrative and other expenses incurred by Kiddie Academy under this Agreement, including the salaried services of its personnel, and for Kiddie Academy's lost or deferred opportunity to franchise others. However, the Preliminary Agreement Fee and Site Approval Fee, as defined below, may be credited against the Franchise Fee payable by Applicant under its Franchise Agreement, as more specifically set forth in Section 6 above and Section 8 below.

Section 8.               FRANCHISE AGREEMENT/SITE APPROVAL FEE

         a. Unless Applicant withdraws its application for a franchise to operate a Kiddie Academy Center or unless this Agreement has been terminated by Kiddie Academy pursuant to Section 7 above, Applicant agrees that, concurrently with its execution of a lease or purchase contract for a site as contemplated by this Agreement, Applicant will execute Kiddie Academy's standard form of Franchise Agreement, at which time Applicant hereby agrees to pay to Kiddie Academy an additional fee in the amount of Twelve Thousand Five Hundred Dollars ($12,500) (the "Site Approval Fee"). The Site Approval

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Fee is deemed fully earned upon its receipt by Kiddie Academy, and is non-refundable. However, the Site Approval Fee will be credited, in full, against the Franchise Fee payable under Applicant's Franchise Agreement upon the commencement of the initial term of that agreement. The Franchise Agreement to be executed by Applicant will be for a term that will commence upon the issuance of a building permit for Applicant's Kiddie Academy Center or when the final remaining contingency in Applicant's lease or purchase contract is met, whichever last occurs. Until the term of the Franchise Agreement commences, this Agreement will remain in full force and effect and Applicant will not be deemed a Kiddie Academy franchisee. At such time as the term of the Franchise Agreement commences, the Franchise Agreement will in all respects supersede this Agreement which will terminate automatically.

         b. In the event a lease or purchase contract contingency is not met and cancellation of the lease or purchase contract occurs, Kiddie Academy will not refund the Preliminary Agreement Fee or Site Approval Fee previously paid by Applicant. Kiddie Academy's sole obligation to Applicant in such event will be to continue to assist Applicant, at no additional cost to Applicant, in its efforts to locate an alternative site and to negotiate a corresponding lease or purchase contract for Applicant's Kiddie Academy Center, in accordance with the terms of this Agreement, subject to the termination provisions set forth in
Section 9 below.

Section 9                AUTOMATIC TERMINATION

         a. Unless terminated sooner by Applicant or Kiddie Academy pursuant to
Section 7 above or by the commencement of Applicant's Franchise Agreement pursuant to Section 8 above, this Agreement will terminate automatically and be of no further force and effect on that date which is twelve (12) months after the date of this Agreement; provided, however, that the term of this Agreement may be extended for an additional six (6) months by a written agreement entered into between Applicant and Kiddie Academy prior to the expiration of the initial 12-month term. So long as Applicant did not enter into a lease or purchase contract for Applicant's Kiddie Academy Center during such 12-month period, or any extension thereof, upon such termination, Kiddie Academy will refund Applicant the Preliminary Agreement Fee, less the sum of Seven Thousand Five Hundred Dollars ($7,500.00) to cover Kiddie Academy's lost or deferred opportunity costs. In addition, Kiddie Academy's expenses will be deducted from the Preliminary Agreement Fee, which expenses shall include, but not be limited to, the airfare, travel, food and lodging expenses incurred by Kiddie Academy's employees in locating or approving a site on Applicant's behalf, and the payroll expenses of such employees. Kiddie Academy may require that Applicant execute and deliver a mutual general release, in a form prescribed by Kiddie Academy, of any and all claims against Kiddie Academy and its affiliates, and their respective officers, directors, agents and employees, prior to the refund of any portion of the Preliminary Agreement Fee to Applicant.

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         b. In the event that Applicant enters into a lease or purchase contract for Applicant's Kiddie Academy Center, then the 12-month term, or any extension thereof, described in subparagraph a above, will be automatically extended for the duration of any period that such lease or purchase contract is subject to any contingencies required to be satisfied prior to the commencement of the lease term or closing under the purchase contract, as the case may be, it being the intention of the parties that this Agreement not terminate automatically pursuant to subparagraph a above during any contingency period of such lease or purchase contract.

         c. In the event that Applicant enters into a lease or purchase contract for Applicant's Kiddie Academy Center during the initial 12-month term of this Agreement, or any extension thereof, but such lease or purchase contract is terminated due to the failure to satisfy any contingency set forth in such lease or purchase contract, then the 12-month time period described in subparagraph a above shall begin anew as of the date such lease or purchase contract is terminated in order to allow Applicant an additional 12-month period to select an acceptable site before this Agreement is subject to automatic termination. Unless terminated sooner by the commencement of Applicant's Franchise Agreement pursuant to Section 8 above, this Agreement shall terminate automatically upon the termination of such additional 12-month period and, following such termination, Applicant shall not be entitled to the refund of any fees or other amounts previously paid to Kiddie Academy.

Section 10.              LIMITATION OF LIABILITY

         Kiddie Academy's sole liability to the Applicant under this Agreement will be to refund all amounts paid to Kiddie Academy by Applicant under this Agreement, in whole or in part, as provided in this Agreement, and Kiddie Academy will have no other liability to Applicant.

Section 11.              CONFIDENTIALITY

         a. The Business Resource Packet and Site Approval Resource Packet will at all times remain the property of Kiddie Academy, and will be returned promptly to Kiddie Academy upon the expiration or other termination of this Agreement.

         b. Applicant acknowledges that Kiddie Academy will devote significant time, effort and resources to assist Applicant in identifying potential sites suitable for the location and operation of a Kiddie Academy Center. Applicant further acknowledges that the information that will be developed by Applicant or Kiddie Academy as a result of their efforts is a valuable, confidential trade secret of Kiddie Academy. Applicant therefore agrees that if this Agreement is terminated for any reason, the Applicant will not, for a period of one (1) year after the termination date of this Agreement, obtain any direct or indirect ownership or leasehold interest in any site which Kiddie Academy identified to

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Applicant or negotiated for rights to lease or purchase on behalf of the
Applicant, or which was identified by Applicant during the term of this Agreement. Furthermore, Applicant acknowledges that Kiddie Academy has devoted significant time, effort, money and resources to develop goodwill for the name Kiddie Academy. Applicant therefore agrees to refrain from any discussion or communications with any employee, former employee, customer, landlord or any person or persons associated with Kiddie Academy now or in the past, that may be determined to defame, slander or be considered detrimental to the goodwill name of Kiddie Academy.

         c. Applicant further acknowledges that it will receive additional, valuable confidential information in addition to the information regarding potential sites referred to in the preceding paragraph. Applicant recognizes that disclosure of any of this confidential information would be detrimental to Kiddie Academy. Applicant agrees that Applicant will hold in strict confidence any information designated by Kiddie Academy as confidential, including the information contained in the Business Resource Packet and the Site Approval Resource Packet, and will not disclose it to another person, without the prior written consent of Kiddie Academy. Applicant's obligation to maintain the confidentiality of information received from Kiddie Academy does not apply to information which came to Applicant's attention before Kiddie Academy disclosed it to Applicant or to information which becomes public knowledge through disclosure by others without the assistance of Applicant.

Section 12.              NONASSIGNMENT

         This Agreement is personal to Applicant and may not be assigned, sold or otherwise transferred by Applicant to any other person or entity except to a corporation owned entirely by Applicant, so long as each and all of the obligations of the Applicant are personally guaranteed by the original individual applicants, and Kiddie Academy receives prior notice of the transfer, along with a complete set of Applicant's corporate documents.

Section 13.              APPLICABLE LAW/CONSENT TO FORUM

         This Agreement takes effect upon its acceptance by Kiddie Academy in Maryland and shall be interpreted and construed under the laws of that State, which laws shall prevail in the event of any conflict of law. The parties agree that any action brought by either party against the other in any court, whether federal or state, will be brought within the United States District Court for the District of Maryland or the Circuit Court of Harford County, State of Maryland, and do hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

Section 14.              ARBITRATION

         All disputes and claims relating to any provision of this Agreement shall be settled

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by arbitration in Baltimore City, Maryland in accordance with the United States
Arbitration Act (9 United States Code, Section 1, et seq.) and the Rules of the American Arbitration Association relating to the arbitration of disputes arising under franchise and related agreements, if any; otherwise, the general rules of commercial arbitration. All awards of the arbitrations shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. During the pendency of any arbitration proceeding hereunder, Kiddie Academy and Applicant shall fully perform their obligations under this Agreement.

Section 15.              NOTICES

         Any notices required or permitted under this Agreement shall be in writing and shall be personally delivered with a receipt or mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by Airborne Express or other nationally recognized overnight courier service, to the respective parties at the address shown on the first page of this Agreement, unless a different address has been designated in writing by the other party. Any notice by certified or registered mail shall be deemed to have been given at the time the return receipt is executed.

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         APPLICANT ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT (AND KIDDIE
ACADEMY'S STANDARD FRANCHISE AGREEMENT AND UNIFORM FRANCHISE OFFERING CIRCULAR) AND HAS BEEN GIVEN THE OPPORTUNITY TO CLARIFY ALL OF ITS TERMS AND PROVISIONS AND TO CONSULT WITH ANY ATTORNEY OR OTHER PROFESSIONAL ADVISOR. APPLICANT REPRESENTS THAT HE/SHE UNDERSTANDS THE TERMS, CONDITIONS AND OBLIGATIONS OF THIS AGREEMENT AND AGREES TO BE BOUND BY THOSE TERMS, CONDITIONS AND OBLIGATIONS.

                                           KIDDIE ACADEMY
                                           FRANCHISING SYSTEMS, INC.

                                           By:
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Witness                                       Michael J. Miller, President


                                           APPLICANT



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Witness                                    Applicant




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Witness                                    Applicant




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Witness                                    Applicant

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